Exhibit 99.4

SKYDANCE MEDIA, LLC
SUPPLEMENTAL NON-GAAP DISCLOSURE
(Unaudited; in thousands)

The table below sets forth Adjusted EBITDA for Skydance Media, LLC (“Skydance”) and a reconciliation to net loss, the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”). Adjusted EBITDA is a measure of performance not calculated in accordance with U.S. GAAP. Skydance defines Adjusted EBITDA as net income (loss), excluding amortization of capitalized interest, interest expense, statutory tax, depreciation and amortization and certain other items that management does not consider indicative of Skydance’s ongoing operating performance, including unit-based compensation expense, net income (loss) from noncontrolling interest and transaction costs.
Management believes Adjusted EBITDA is relevant and useful for investors because it allows investors to view Skydance’s performance in a manner consistent with the method used by management; and because it excludes items that are not representative of Skydance’s normal, recurring operations, it provides a clearer perspective on underlying performance, and makes it easier for investors, analysts and peers to compare Skydance’s operating performance to other companies in the industry and to compare its results across reporting periods.

Adjusted EBITDA should be considered in addition to, and not as a substitute for, Skydance’s results as reported under U.S. GAAP, including net income (loss), as a measure of performance and undue reliance should not be placed on Adjusted EBITDA. Other companies may define Adjusted EBITDA differently and, as a result, Skydance’s measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies.

	Six Months Ended June 30,		Year Ended December 31,
	2025	2024	2024	2023
Net loss (GAAP)	$(116,544)	$(43,468)	$(31,301)	$(56,024)
Depreciation and amortization (a)	502	485	957	536
Statutory tax (b)	69	136	162	219
Interest expense (income), net (c)	1,824	(1,840)	14,648	3,609
Amortization of capitalized interest (d)	35,197	228	34,025	36,259
Unit-based compensation expense	—	4,630	4,630	37,547
Net (income) loss attributable to noncontrolling interest	1,476	1,149	(5,191)	2,186
Equity in loss of investee companies	175	—	1,443	—
Transaction costs (e)	35,148	40,222	61,648	1,406
Adjusted EBITDA (Non-GAAP)	$(42,153)	$1,542	$81,021	$25,738
(a) Represents depreciation of property and equipment, excluding depreciation relating to Skydance’s animation studio.
(b) Represents entity-level statutory filing taxes imposed on Skydance by certain states where it conducts business.
(c) Consists of interest on Skydance's credit facility and other interest-bearing obligations, net of interest earned on cash balances held in interest-bearing accounts. The year ended December 31, 2024 includes certain loan fees accrued relating to the Transactions (as defined below).
(d) Represents amortization of interest on financing attributable to content production. Skydance capitalizes this interest as film costs and television costs on its balance sheet and amortizes such costs on individual motion pictures or television productions in the ratio that the current period’s revenues bear to ultimate revenues calculated using estimates of total remaining ultimate revenues.
(e) Represents transaction costs relating to the Transactions (as defined below) for the six months ended June 30, 2025 and 2024 and for the year ended December 31, 2024, principally comprised of legal, consulting and accounting fees. The year ended December 31, 2023 includes costs relating to the formation of the Skydance Sports joint venture. On August 7, 2025, Paramount Global and Skydance became subsidiaries of a new holding company, Paramount Skydance Corporation, pursuant to a transaction agreement entered into on July 7, 2024 (the “Transactions”).